                                    EXHIBIT 2
                                    ---------

March 3, 2003

Dear ADR Holder,

The Board is pleased to advise that the Annual General Meeting of Futuremedia Plc will be held at 9.00 am on April 17, 2003, at the Hilton Avisford Park Hotel in Walberton, West Sussex, England.

All ADR holders are invited, and if you wish to attend, either in person or by proxy, please advise before April 4, 2003, in order that sufficient places are available, and bring personal identification with you.

If you wish to record your vote at this meeting on any of the Resolutions listed, a copy of which is enclosed, either in person or by proxy, please complete the enclosed proxy form and return it as instructed. Your vote will not be included without the proper completion and filing of this form, even if you attend on the day.

To minimise expense, it has been decided not to make a general issue of the Annual Report to all ADR holders this year. The Report is available on our website (www.futuremedia.co.uk), or on request from the Company's registered office or from the Bank of New York at either of the following offices:

                  Bank Of New York                            Bank Of New York
                  ADR Division                                ADR Division
                  101, Barclay Street 15E                     1, Canada Square
                  New York                                    London
                  New York 10286                              E14 5AL
                  USA                                         England

The Annual Report is also being filed electronically with the United States Securities and Exchange Commission on Form 6-K and should be available on the SEC's website (www.sec.gov). Reference is also made to the Company's most recent annual report on Form 20-F that was filed electronically with the SEC on November 15, 2002.

By order of the Board


/s/ P G Machin
--------------


P G Machin
Secretary

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                                 Futuremedia PLC

              Instructions to THE BANK OF NEW YORK, as Depositary
              (Must be received prior to 5:00 PM on April 10, 2003)

     The undersigned registered holder of American Depositary Shares hereby requests and instructs The Bank of New York, as Depositary, through its Agent, to endeavor, in so far as practicable, to vote or cause to be voted the amount of Deposited Securities underlying the American Depositary Shares evidenced by Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on February 24, 2003 at the Annual General Meeting of Futuremedia PLC to be held on April 17, 2003, in respect of the resolutions specified on the reverse hereof.

NOTES:

Instructions as to voting on the specified resolutions should be Indicated by an "X" In the appropriate box, The Depositary shall not vote the amount of shares underlying an ADS except in accordance with instructions from the holder of such ADS.

                                                       FUTUREMEDIA PLC
                                                       P.O. BOX 11085
                                                       NEW YORK, NY  10203-0085
To change your address, please mark this box  [ ]

To include any comments, please mark this box [ ]

             Please  complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.

                             DETACH PROXY CARD HERE
-------------------------------------------------------------------------------
                                                     [X]
[ ] Mark, Sign, Date and Return                 Votes must be indicated
    the Proxy Card Promptly                     (x) in Black or Blue ink.
    Using the Enclosed Envelope

Please refer to company     FOR  AGAINST                            FOR   AGAINST               FOR  AGAINST
agents for further
explanation of resolutions
                                                                                            Ordinary Resolution
1. To receive the Report                  e)                                            6.  To consider the
   of Directors and the                                              [ ]    [ ]             following resolution    [ ]    [ ]
   Audited Accounts for
   the year ended 30
   April 2002.

   Ordinary Resolutions                       Special Resolution                            Special Resolution
2. To consider each of                    3.  To consider the                           7.  To consider the
   the following                              following resolution   [ ]    [ ]             following resolution    [ ]    [ ]
   resolutions

a)                      [ ]    [ ]            Ordinary Resolution
                                          4.  To consider the                           8.  To re-appoint
b)                      [ ]    [ ]            following resolution   [ ]    [ ]             Messrs BDO Stoy         [ ]    [ ]
                                                                                            Hayward as the
                                                                                            Auditors
                                              Special Resolution
                                          5.  To  consider  the                         9.  To  authorise
                                              the  following                                Directors to fix
                                              resolution             [ ]   [ ]              the remuneration        [ ]    [ ]
                                                                                             of the Auditors
c)                      [ ]    [ ]



d)                      [ ]    [ ]                                                      10. To transact any
                                                                                            other ordinary
                                                                                            business of the
                                                                                            Company



                                                                        SCAN LINE

/                                                  /   The Voting Instruction must be signed by the person in whose name the relevant Receipt is registered on the books of the
                                                       Depositary.  In the case of a Corporation, the Voting
                                                       Instruction must be executed by a duty authorized Officer or
                                                       Attorney.

                                                       Date         Share Owner sign here  Co-Owner sign here

                                                   /    -----------  ---------------------  ------------------------

                        FUTUREMEDIA PLC AND SUBSIDIARIES

Dear Shareholder,

The Directors are pleased to present the Annual Report and Accounts for the year ended 30th April 2002. Please note that this Report includes both the financial summaries that all Nasdaq-listed foreign registrants are required to prepare in accordance with the Securities and Exchange Commission regulations, together with the statutory information in accordance with UK Companies Act requirements.

2002 saw Futuremedia continuing to consolidate its position as a provider of complete e-learning solutions to the corporate market. Revenues year-on-year showed an encouraging growth of 23%, and more importantly, from the middle of the year have established a consistently upward trend that continues to date.

In order to strengthen the Company's position as a provider of total e-learning solutions, Futuremedia acquired the assets and staff of Palm Teach limited, a small content-production business in March 2002, and in May 2002 acquired C2W a professional services company focused on providing resource management consultancy services to large international corporates. Both acquisitions were completed as stock transactions, and both units are making significant contribution to the overall capability of the Company.

Futuremedia continued to trade at a loss for the year, but, as a result of the cost management activities undertaken throughout the year, and the increase in revenues, the operating losses were 47% lower than those for the previous year, and showed a consistent quarter-on-quarter improvement.

The continuing losses have resulted in the company requiring further cash to provide working capital. During and since the end of the year, the Company completed several private placements aggregating $1.4 million from new and existing shareholders for a total of approximately 18 million shares.

Subsequent to the year end, the Company contracted for the sale of its office premises, with completion in two parts, the first in January 2003 and the final completion on vacation of the premises. Proceeds from the sale, aided by the provision of a bridging facility by HSBC, net of the repayment of the long term loan, outstanding since July 2002, will provide further working capital.

As a result of its business performance, the Company did not meet the Nasdaq listing criteria as at the end of April 2002. In order to maintain its listing, and to provide further funds to permit the Company achieve its strategic goals, in January 2003 the Company decided to seek further investment on terms that require shareholder approval. The mechanism adopted was the issue of a convertible loan note that would automatically convert to equity on shareholder approval.

The Company's Annual General Meeting will be held at the Hilton Avisford Park Hotel, Walberton, near Arundel, West Sussex, England at 9.00am on April 17, 2003.

An agenda for the Annual general Meeting is enclosed.

We hope that you will be able to attend the Meeting, and it would assist in our arrangements if you would kindly return the slip overleaf. If you do attend, please be sure to bring with you evidence of identity and shareholdership to ensure entry.

Sincerely
The Board

                        FUTUREMEDIA PLC AND SUBSIDIARIES


The Company Secretary,
Futuremedia PLC
Media House, Arundel Road,
Walberton,
Arundel,
West Sussex BN18 0QP
England
Fax: (0041) 1243-555020
E-mail: fm@futuremedia .co.uk
        --------------


I will/will not* be attending the Company's A.G.M on Thursday April 17th, 2003 at 9.00 am *delete as appropriate

                                           Signed.............................
                                  Please print name...........................
                                          Address.............................
                                                ..............................
                                                 .............................

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                        FUTUREMEDIA PLC AND SUBSIDIARIES


                   NOTICE AND AGENDA OF ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN that the Annual General Meeting of the Company will be held at The Hilton Avisford Park Hotel, Walberton, Arundel, West Sussex BN18 0LS on 17th April, 2003 at 9.00 am for the following purposes:

1. To receive the Report of Directors and the Audited Accounts for the year ended 30 April 2002.

2.   To consider each of the following resolutions:

                              ORDINARY RESOLUTIONS

     (a)  To re-elect Mr D Bailey as Director

     (b)  To re-elect Mr R Herter as Director

     (c)  To re-elect Mr M Johansson as Director

     (d)  To re-elect Mr. J Vandamme as Director

     (e)  To re-elect Mr. C Wit as Director

3.   To consider the following resolution:

                               SPECIAL RESOLUTION

     THAT the authorised share capital of the Company be increased by GBP555,555.55 to GBP1,388,888.88 by the creation of an additional 50,000,000 ordinary shares of 1 1/9 pence each and that Article 5(A) of the Company's Articles of Association be amended accordingly.

4.   To consider the following resolution:

                               ORDINARY RESOLUTION
                               -------------------

     THAT the Directors be and they are generally and unconditionally authorised pursuant to section 80 of the Companies Act 1985 to exercise any power of the Company to allot and grant rights to subscribe for or to convert securities into shares of the Company up to a maximum nominal amount equal to the nominal amount

                        FUTUREMEDIA PLC AND SUBSIDIARIES


of the authorised but unissued share capital at the date of the passing of this resolution, provided that the authority hereby given shall expire five years after the passing of this resolution unless previously renewed or varied save that the Directors may, notwithstanding such expiry, allot any shares or grant any such rights under this authority in pursuant of any offer or agreement so to do made by the Company before the expiry of this authority.

5.   To consider the following resolution:

                               SPECIAL RESOLUTION
                               ------------------

     THAT the Directors be and they are hereby empowered to allot equity securities (as defined in section 94 of the Companies Act 1985) of the Company under the authority conferred by resolution 4 above as if subsection (1) of section 89 of the Companies Act 1985 did not apply to such allotment and the Directors shall be entitled to make at any time prior to the expiry of the power hereby conferred any offer or agreement which would or might require equity securities to be allotted after the expiry of such power and the Directors may allot equity securities in pursuance of such offer or agreement as if the power conferred hereby had not expired.

6.   To consider the following resolution:

                               ORDINARY RESOLUTION

     THAT, without prejudice to the generality of the authority conferred by resolution 4 above, the proposed allotment of and the grants of rights to subscribe for or to convert securities into up to 35,000,000 ordinary shares of 11/9 p each in the Company to new or existing shareholders (or to BNY (Nominees) Limited as their nominee), at a subscription price of not less than $0.085 per share payable in full on allotment or by instalments be and it is hereby approved.

7.   To consider the following resolution:

                               SPECIAL RESOLUTION

     THAT the Company's Articles of Association be amended as follows:

     (a)  by inserting the following definition in Article 1:

                        FUTUREMEDIA PLC AND SUBSIDIARIES


     ""electronic communication" means a communication transmitted (whether from one person to another, from one device to another or from a person to a device or vice versa):

     (a) by means of a telecommunication system (within the meaning of the Telecommunications Act 1984); or

     (b)  by other means but while in an electronic form;"

(b)  by inserting a new Article 152A to read as follows:

"152A As far as the Statutes allow copies of the Directors' and Auditor's report, annual accounts and summary financial statements (if applicable) may be sent, delivered or made available to any of the persons to whom the Company is required to send, deliver or make available such documents pursuant to Article 151 and 152 by any of the following methods:

     (a)  by post;

     (b) by fax to an address notified to the Company by such person for such purpose;

     (c) by electronic communication to an address notified to the Company by such person for such purpose;

     (d) by publishing such documents on a web site or web sites and notifying such persons (by one of the methods referred to in Articles 156 to 161 (inclusive)) of the publication of such documents on a web site, the address of the web site and where and how such documents may be accessed."

(c) by deleting Article 156, and by replacing it with the following new Articles 156A, 156B, 156C and 156D:

"156A Any notice to be given to or by any person pursuant to these Articles shall be in writing or shall be given using electronic communications to an address for the time being notified for that purpose to the person giving

                        FUTUREMEDIA PLC AND SUBSIDIARIES


     the notice, except that a notice convening a Board or Board committee meeting need not be in writing.

156B The Company may deliver a notice or other document, including a share certificate, to a member:

     (a)  by delivering it by hand to the member at his registered address; or

     (b) by post or other delivery service in a pre-paid envelope to the member at his registered address; or

     (c) by fax (except for share certificates) to an address notified to the Company by the member for such purpose; or

     (d) by electronic communication (except for share certificates) to an address notified to the Company by the member for such purpose; or

     (e) where the Statutes permit by publishing such notice or document on a web site or web sites and notifying members (by one of the methods listed in paragraphs (a) - (d) of this Article) of the publication of such notice and documents may be accessed.

     In this Article "address" in relation to fax and electronic communications means any number or address used for the purposes of such communications.

156C In the case of joint holders of a share, all notices or documents shall be given to the joint holder whose name stands first in the register of members in respect of the joint holding. Notice so given shall be sufficient notice to all the joint holders.

156D Where a member (or, in the case of joint holders, the person first named in the register of members) has a registered address outside the United Kingdom but has notified the Company of an address within the United Kingdom at which notices or other documents may be given to him or an address to which notices may be sent using electronic communications, he

                        FUTUREMEDIA PLC AND SUBSIDIARIES


     shall be entitled to have notices given to him at that address; but otherwise no such member shall be entitled to receive any notice or document from the Company."

(d)  by inserting the following additional wording at the end of Article 158:

     "Any notice or other document (other than a share certificate), if sent by fax, shall be deemed to have been served or delivered 24 hours after it was transmitted and proof that the fax was properly addressed and transmitted shall be conclusive evidence that the notice was given. Any notice or other document (other than a share certificate), if sent by electronic communications, shall be deemed to have been served or delivered 24 hours after it was transmitted and proof that the fax was properly addressed and transmitted shall be conclusive evidence that the notice was given. The deemed delivery or service of any notice by fax or electronic communications in accordance with this Article shall not be affected by the failure in any transmission by fax or electronic communications beyond the control of the Company."

8.   To re-appoint Messrs BDO Stoy Hayward as the Auditors.

9.   To authorise the Directors to fix the remuneration of the Auditors.

10.  To transact any other ordinary business of the Company.

                                                        By Order of the Board


                                                           /s/ P G Machin
                                                           --------------
                                                           P G Machin
                                                           Secretary

Registered Office: Media House, Arundel Road, Walberton, West Sussex, England

Dated:             3rd March 2003

(1) A member entitled to attend and vote at this Meeting is entitled to appoint one or more proxies to attend and vote in his stead. A proxy need not be a member of the Company.

(2) Members and proxies may be asked to produce evidence of their identity in order to be admitted to the Meeting.

                        FUTUREMEDIA PLC AND SUBSIDIARIES



Voting Procedures
-----------------

         The votes of shareholders present in person or represented by proxy at the Annual General Meeting will be tabulated by the Company Secretary.

         A quorum, consisting of at least two persons present in person or by proxy, and holding or representing by proxy in aggregate not less than one third of the issued share capital of the Company on 11th March 2003 will be required for the transaction of the business on the agenda for the Annual General Meeting.

         The affirmative vote of the majority of the holders of shares present in person or by proxy and voting at the Annual General Meeting is required to approve the resolutions on the agenda for the Annual General Meeting.

         Except as provided below, the enclosed proxy, if executed and returned, will be voted as directed in the proxy.

         In the case of abstentions from voting of shares on any matter, the shares which are the subject of abstention ("non-voted shares") will be counted for determination of a quorum, but will not be counted as affirmative or negative votes on the matter to be voted upon. Brokers may not vote shares held in street name on behalf of customers on a proposal without specific instructions from their customers. If a stockholder has not given any instructions on the proposals, then the votes attaching to such stockholder's shares are not counted for purposes of a quorum. If a stockholder has given instructions on some but not all of the proposals, then the votes attaching to the stockholder's shares are counted for the determination of a quorum for all purposes. On any given proposal, where no instructions are received from the customer, the votes attaching to such stockholder's shares ("broker non-votes") will not be counted as affirmative or negative votes on the matter to be voted upon.

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